Exhibit 99.1

Golden Enterprises, Inc. Releases 3rd Quarter Earnings

BIRMINGHAM, Ala.--(BUSINESS WIRE)--Golden Enterprises, Inc.’s (NASDAQ: GLDC) Board of Directors today declared a quarterly dividend of $.03125 per share payable April 30, 2008 to stockholders of record on April 14, 2008.

Golden Enterprises, Inc.’s basic and diluted income per share for the thirteen weeks ended February 29, 2008 was $.00 compared to $.05 for the thirteen weeks ended March 2, 2007. Net sales increased 2% for the current quarter, and were $27,633,971 versus $27,124,000 for the same period last year. Company sales continue to show growth quarter over quarter driven by new and existing customers.

Net income in the third quarter of 2008 was adversely impacted by soaring commodity and fuel prices. High fuel prices cut deeply into Direct Store Delivery costs, as well as manufacturing processing costs. The fuel surcharge on the transportation of potatoes and other raw material items continue to negatively affect margins. Corn and cooking oil prices have increased dramatically over the past year as the demand for Ethanol fuels have increased. In addition, the company experienced a 20% increase in health care costs compared to last year. In spite of these additional costs the company was able to break even for the quarter.

For the thirty-nine weeks ended February 29, 2008, basic and diluted income per share was $.09 per share compared to $.05, an increase of $.04 per share. Total net sales were $83,532,958 this year compared to $81,545,150 last year, an increase of 2%.

In the fourth quarter, adjustments in pricing for finished products combined with raw material deliveries from more favorable geographical regions will contribute to improved manufacturing margins. Also, the company is anticipating sales to continue to increase in the fourth quarter. The increase in sales and improved margins will help offset the unprecedented fuel and commodity cost that the industry is experiencing.

The following is a summary of net sales and income information for the thirteen and thirty-nine weeks ended February 29, 2008, and the thirteen weeks and thirty-nine weeks ended March 2, 2007.

	Thirteen	Thirteen	Thirty-Nine	Thirty-Nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	2/29/2008	3/2/2007	2/29/2008	3/2/2007
Net sales	$ 27,633,971	$ 27,124,000	$ 83,532,958	$ 81,545,150

(Loss) income before taxes	(30,353)	968,965	1,648,224	939,027
Income taxes	(3,563)	357,537	637,316	346,504

Net (loss) income	$ (26,790)	$ 611,428	$ 1,010,908	$ 592,523

Basic and diluted income per share	$ -	$ 0.05	$ 0.09	$ 0.05

Basic weighted shares outstanding	11,812,150	11,835,330	11,824,393	11,835,330

Diluted weighted shares outstanding	11,812,150	11,835,330	11,824,393	11,835,330

This News Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those forward-looking statements. Factors that may cause actual results to differ materially include price competition, industry consolidation, raw material costs and effectiveness of sales and marketing activities, as described in the Company’s filings with the Securities and Exchange Commission.

CONTACT:
Golden Enterprises, Inc.
Patty Townsend, 205-458-7132